                                                                     EXHIBIT 4.6

                AGREEMENT BETWEEN WESTERN WIND ENERGY CORPORATION
                         AND THE ARIZONA POWER AUTHORITY

         This Agreement between the Western Wind Energy Corporation, ("Corporation") a Canadian Corporation incorporated under the laws of British Columbia, Canada (and authorized to do business in Arizona), and the Arizona Power Authority, a body corporate and politic of the State of Arizona ("Authority"), collectively referred to as the "Parties", is entered into for the purposes of establishing confidentiality, gathering and exchanging data and securing preliminary land rights.

         The Parties agree to explore opportunities relative to the development of wind generation facilities within the State of Arizona. To this end, the Parties agree to share general and technical information, conduct wind data research, and evaluate the feasibility of establishing wind generation facility sites.

         The Corporation agrees to provide all funding for and bear all liabilities and financial risks associated with all research and data gathering, including providing and removing all equipment associated therewith, obtaining necessary permits and rights-of-way, and any environmental or wildlife damage resulting from the installation, operation and removal of above-referenced equipment. The Corporation agrees to indemnify and hold the Authority harmless against all liability, and expenses, including government assessments, physical damage or injuries to any person or property (including legal fees, deposition and court costs, and other reasonable fees and expenses) incurred by the Authority or any of its Commissioners, officers, employees, agents, contractors, or subcontractors arising out of or related to this Agreement. Notwithstanding the foregoing, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such expenses, losses, claims, actions, damages or liabilities to which the Authority may be subject were directly caused by the gross negligence, bad faith or willful misconduct of the Authority.

         The Authority agrees to assist the Corporation in acquiring permits, easements, and rights-of-way within the State of Arizona from appropriate agencies necessary for data gathering and site evaluation purposes only. The Authority also agrees to assist the Corporation in evaluating potential electrical interconnections. The Authority will be responsible for its internal costs incurred related hereto. The Parties further agree to maintain the confidentiality of proprietary data and information shared by the Parties under this Agreement for a period of three years from the date hereof, subject to the provisions of State and Federal law.

         The Parties agree that either may voluntarily withdraw from this Agreement upon 30-days' written notice. Upon withdrawal of either of the Parties, this Agreement becomes null and void with no further obligation or penalty. In the event this Agreement is terminated for any reason, any permits, easements, or rights-of-way in which the Authority has any right or interest, may be assigned by the Authority to the Corporation or surrendered to the issuing agency. Arizona law, without regard to principles of conflict of law, shall control this Agreement.

Agreed to this 24th day of February, 2003       Agreed to this 24th day of February, 2003

BY: -s- Joseph Mulholland                       BY:  -s- Jeffrey Ciachurski
    ---------------------                            ----------------------
    Joseph Mulholland                                  Jeffrey Ciachurski
    Executive Director                                     President
 Arizona Power Authority                        Western Wind Energy Corporation

WITNESSED this 24th day of February, 2003  WITNESSED this 24th day of February, 2003

 -s- Rita R. Delant                                -s- Dale A. Rondeau
---------------------                      -------------------------------------
Exec. Secretary Title                                     Title

LOCATION: Phoenix, AZ                      LOCATION:____________________________
                                                      DALE A. RONDEAU
                                                    Barrister, Solicitor
                                                SUITE 1525, 625 HOWE STREET
                                                  VANCOUVER. B.C. V8C 2TB
                                                  TELEPHONE (804) 686-6775